UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2012

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Seaport Boulevard

Redwood City, California 94063

(Address of Principal Executive Offices) (Zip Code)

(650) 480-8000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors.

Effective on October 22, 2012, Mark Jensen was appointed to the board of directors of Unwired Planet, Inc. (“Unwired Planet” or the “Company”) as a Class II director, and will be up for re-election at the Company’s 2013 Annual Meeting of Stockholders. Mr. Jensen will also serve as a member of the audit committee of the board of directors. As compensation for his services, Mr. Jensen will be entitled to (i) following his appointment, an option to purchase 24,000 shares of common stock with annual vesting over a three-year period, and a restricted stock bonus of 18,000 shares of common stock with annual vesting over a three-year period contingent upon continued service as a member of the board of directors, (ii) beginning with the Company’s 2013 Annual Meeting, on the date of the Company’s Annual Meeting, an option to purchase 24,000 shares of common stock with annual vesting over a three-year period contingent upon continued service as a member of the board of directors, and a restricted stock bonus of 18,000 shares of common stock with annual vesting over a three-year period contingent upon continued service as a member of the board of directors, (iii) on January 1 of each year, restricted stock units with a fair market value equal to $40,000, which will vest on the one-year anniversary of the grant date, (iv) an annual retainer for service on the audit committee of $15,000, paid quarterly and (v) an attendance fee of $2,000 for each board meeting attended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by Unwired Planet, Inc. on October 23, 2012.

The information in Item 5.02 of this report, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a) (2) of the Securities Act of 1933, as amended. The information contained in Item 5.02 and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Unwired Planet, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unwired Planet, Inc.

	By:	/s/ Anne Brennan
Dated: October 23, 2012	Name:	Anne Brennan
	Title:	Chief Financial Officer